EXHIBIT 99.1

Friday, January 24, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for 2019

West Point, Va., January 24, 2020—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record consolidated net income of $18.9 million, or $5.47 per share, for the year ended December 31, 2019, compared to  $18.0 million, or $5.15 per share, for the year ended December 31, 2018.    The Corporation reported consolidated net income of $4.4 million for the fourth quarter of 2019, or $1.27 per share, compared to $4.0 million for the fourth quarter of 2018, or $1.13 per share.

For the year ended December 31, 2019, the Corporation’s returns on average equity (ROE) and on average assets (ROA) were 12.02 percent and 1.20 percent, respectively, compared to 12.40 percent and 1.19 percent for the year ended December 31, 2018.  For the fourth quarter of 2019, on an annualized basis, the Corporation’s ROE and ROA were 10.78 percent and 1.06 percent, respectively, compared to 10.59 percent and 1.05 percent for the fourth quarter of 2018, on an annualized basis.

Excluding merger related costs incurred in 2019 in connection with the Corporation’s acquisition of Peoples Bankshares, Incorporated (Peoples),  which was completed on January 1, 2020, adjusted net income for the year ended December 31, 2019 and the fourth quarter of 2019 was $19.5 million, or $5.65 per share, and $4.6 million, or  $1.35 per share, respectively. Adjusted ROE and adjusted ROA, which exclude merger-related costs, were 12.44 percent and 1.25 percent, respectively, for the year ended December 31, 2019. Adjusted ROE and adjusted ROA, on an annualized basis, for the fourth quarter of 2019 were 11.44 percent and 1.13 percent, respectively. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.  There were no adjustments to these measures for the year or quarter ended December 31, 2018.

Key highlights for the year ended December 31, 2019 and the fourth quarter of 2019 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise noted.

•	Retail banking segment average gross loans increased 6.1 percent for the year ended 2019 and 6.7 percent for the fourth quarter;
•

Retail banking segment operating expense was higher, primarily as a result of the addition of new talent to our commercial lending team and our investment in technology infrastructure to support continued growth;

•

Mortgage banking segment gains on sales of loans increased 35.2 percent for the year ended 2019 and 60.0 percent for the fourth quarter as originations of mortgage loans for 2019 were higher than any year since 2009;

•	The consumer finance segment’s net charge-off ratio of 3.05 percent of average total loans for the year ended 2019 is lower than any year since 2012;
•

The consumer finance segment’s non-prime automobile loan portfolio grew by 3.0 percent during the year ended 2019, and non-prime automobile loans outstanding at December 31, 2019 were higher than any time since mid-2017, reversing recent declines in that portfolio;

•	Loan yields at the consumer finance segment declined as it continued to expand its indirect prime lending for marine and recreational vehicles; and
•	Higher deposit and short-term interest rates, as well as growth in deposit balances, resulted in higher interest expense for the retail banking and consumer finance segments.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “Our consolidated net income for 2019 was higher than any year in our Corporation’s history, and each of our principal business segments contributed to that success.  Loan growth at the retail banking segment, mortgage loan production at the mortgage banking segment, and continuing improvement in asset quality coupled with loan growth at the consumer finance segment resulted in exceeding the previous record net income of 2018, despite higher interest costs and operating costs during 2019.  On an adjusted basis, consolidated net income increased 8.2% and 16.7% for the year and quarter ended December 31, 2019, respectively, compared to the same periods in 2018.  We are excited about our recently completed acquisition of Peoples Bankshares, Incorporated and the opportunity to serve the communities of the Northern Neck region and Fredericksburg, and are preparing for the system conversion, which we expect to be completed in April 2020.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $9.9 million for the year ended December 31, 2019, compared to net income of $10.6 million for the year ended December 31, 2018.  For the fourth quarter of 2019, C&F Bank reported net income of $2.2 million, compared to $2.7 million for the fourth quarter of 2018.  Retail banking segment net income for the fourth quarter of 2019 and for the year ended December 31, 2019 included merger related expenses of $132,000 ($107,000 after income taxes) and $236,000 ($196,000 after income taxes), respectively.

For the year and quarter ended December 31, 2019, compared to the same periods in 2018, retail banking segment net income decreased primarily as a result of (1) higher operating expenses associated with C&F Bank adding new talent to its commercial lending team in the Richmond and Charlottesville markets and investing in technology infrastructure to support continued growth, as well as higher cost of providing employee health benefits, (2) higher average rates on interest-bearing deposit accounts, (3) lower interest income on certain purchased loans, as discussed below and (4) merger related expenses, which were partially offset by (1) higher average loans outstanding, which contributed to higher interest income, (2)  higher interchange income, (3) proceeds from bank-owned life insurance and (4) lower expense associated with the FDIC insurance assessment as a result of credits available to banks with less than $10 billion in total assets.

The recognition of interest income on purchased credit impaired (PCI) loans is based on management’s expectation of future payments of principal and interest. Certain PCI loans have paid off earlier than expected during 2019 and 2018, affecting the recognition of interest income as repayments occur. Interest income recognized on PCI loans was $3.4 million and $3.7 million for the years ended December 31, 2019 and 2018, respectively, and was $615,000 and $845,000 for the fourth quarter of 2019 and 2018, respectively.

Average loans increased $44.5 million or 6.1 percent for the year ended December 31, 2019 and $49.6 million or 6.7 percent for the fourth quarter of 2019, compared to the same periods in 2018,  primarily due to growth in the commercial business lending and acquisition and development segments of the loan portfolio. C&F Bank’s total nonperforming assets were $2.6 million at December  31, 2019, compared to $1.7 million at December 31, 2018. Nonperforming assets at December 31, 2019 and 2018 included $1.5 million in nonaccrual loans, and included $1.1 million in other real estate owned at December 31, 2019, compared to $246,000 at December 31, 2018.    The increase in nonperforming assets since December 31, 2018 was due primarily to the balance of land and buildings of C&F Bank’s Bellgrade branch in Midlothian, Virginia, which were reclassified into other real estate owned when the Bellgrade branch was consolidated into a nearby branch during 2019.  Nonaccrual loans were comprised primarily of residential mortgages and equity lines at December 31, 2019 and 2018.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $3.8 million for the year ended December 31, 2019, compared to net income of $1.9 million for the year ended December 31, 2018.  For the fourth quarter of 2019, C&F Mortgage Corporation reported net income of $814,000, compared to net income of $199,000 for the fourth quarter of 2018.

The increase in net income of the mortgage banking segment for both the year and quarter ended December 31, 2019 compared to the same periods in 2018 was due primarily to higher gains on sales of loans, resulting from higher loan production, which was partially offset by higher compensation expense related to higher loan volume. Mortgage loan originations for the mortgage banking segment were $944.1 million and $699.0 million for the years ended December 31, 2019 and 2018, respectively, and were $271.7 million and $160.3 million for the fourth quarters of 2019 and 2018, respectively. Loan production for the year ended December 31, 2019 was the highest reported by the mortgage banking segment for any calendar year since 2009, when home sales were supported by a  federal income tax credit for first-time home buyers.  Lower interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry in 2019 compared to 2018.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $6.9 million for the year ended December 31, 2019, compared to net income of $6.7 million for the year ended December 31, 2018.   For the fourth quarter of 2019, C&F Finance Company reported net income of $1.7 million, compared to net income of $1.3 million for the fourth quarter of 2018.

The increase in net income of the consumer finance segment for the year ended December 31, 2019 compared to the year ended December 31, 2018 was due primarily to a decline in the provision for loan losses of $2.8 million as a result of lower charge-offs and improving credit quality of the portfolio,  partially offset by (1) lower loan yields, (2) higher interest expense on variable-rate borrowings resulting from higher loans outstanding (which are financed by borrowings) and higher short-term interest rates during 2019 compared to 2018 and (3) higher cost of providing employee health benefits.  The increase in net income of the consumer finance segment for the fourth quarter of 2019 compared to the fourth quarter of 2018 was due primarily to a decline in the provision for loan losses of $946,000 as a result of lower charge-offs and improving credit quality of the portfolio, partially offset by lower loan yields and higher cost of providing employee health benefits.  The average yield on loans for the year and quarter ended December 31, 2019 was lower compared to the same periods in 2018 due to continued competition in the non-prime automobile loan business and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The net charge-off ratio for 2019 decreased to 3.05 percent from 4.14 percent for 2018. The decline reflects a lower number of charge-offs during 2019 as a result of C&F Finance Company’s purchasing automobile loan contracts with higher credit metrics beginning in 2016.  At December  31, 2019, total delinquent loans as a percentage of total loans was 4.17 percent, compared to 4.76 percent at December 31, 2018.   The allowance for loan losses was $21.8 million, or 6.96 percent of total loans at December  31, 2019, compared to $23.0 million, or 7.77 percent of total loans at December 31, 2018.  The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on non-prime automobile loans.  At December  31, 2019, compared to December 31, 2018, the higher composition within the consumer finance segment’s loan portfolio of prime marine and RV loans accounted for approximately 16 basis points of the 81 basis points decrease in the ratio of the allowance for loan losses to total loans.

Acquisition of Peoples Bankshares, Incorporated.  On January 1, 2020, the Corporation completed the  acquisition of Peoples and its banking subsidiary, Peoples Community Bank for an aggregate purchase price of $22.2 million of cash and stock.  With the addition of Peoples, the Corporation would have had approximately $1.8 billion in assets, $1.3 billion in total gross loans outstanding and $1.5 billion in total deposits on a combined basis at December 31, 2019.    The former Peoples Community Bank branches will continue to operate as Peoples Community Bank, a division of C&F Bank, until the systems conversion is expected to be completed in April 2020.  For the year and quarter ended December 31, 2019, the Corporation recorded merger related expenses of $709,000 ($653,000 after income taxes) and $300,000 ($264,000 after income taxes), respectively, in connection with its acquisition of Peoples, of which $236,000 ($196,000 after income taxes) and $132,000 ($107,000 after income taxes), respectively, was allocated to the retail banking segment and the remainder was recorded as a holding company expense.  The Corporation estimates that it will incur aggregate after-tax merger related costs of approximately $1.9 million, with the remaining $1.2 million expected to be recorded in the first half of 2020.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2019 totaling $1.49 per share.  The Corporation declared a quarterly cash dividend of 38 cents per share during the fourth quarter of 2019, which was paid on January 1, 2020.  This represented a 2.7 percent increase over the previous regular quarterly cash dividend of 37 cents per share.  These dividends represent a payout ratio of 27.2 percent and 29.9 percent of earnings per share for the year and quarter ended December 31, 2019, respectively.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In May 2019, the Board of Directors authorized a program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020.  As of December  31, 2019, the Corporation has made aggregate common stock repurchases of $1.7 million under the share repurchase program.

In connection with the acquisition of Peoples, C&F Bank paid a dividend to the Corporation in the fourth quarter of 2019 to fund the cash portion of the purchase price and the Corporation’s merger related expenses.  As a result, C&F Bank’s regulatory capital ratios have decreased at December 31, 2019 compared to September 30, 2019.  Additionally, the acquisition of Peoples in the first quarter of 2020 is expected to generate goodwill and other intangible assets which will be excluded from the regulatory capital of C&F Bank.  C&F Bank expects that it will remain well-capitalized following the completion of the merger.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $51.80 per share on January 23, 2020.  At December  31, 2019, the book value of the Corporation was $48.07 per share.

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income.  The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, expected impacts of the Corporation’s acquisition of Peoples, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include marine and recreational vehicles, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels,  and slowdowns in economic growth, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to C&F Bank, (5) the effect of the Economic Growth Regulatory Relief and Consumer Protection Act of 2018 (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions, technology initiatives and other strategic initiatives,  (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder, and (24) the ability of the Corporation and the Bank to realize the anticipated benefits of the acquisition of Peoples, including the ability to successfully integrate Peoples’ systems into the Corporation’s systems. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

Financial Condition	12/31/2019	12/31/2018
	(unaudited)	*
Interest-bearing deposits in other banks	$144,285	$100,875
Investment securities - available for sale, at fair value	189,733	214,910
Loans held for sale, at fair value	90,500	41,895
Loans, net:
Retail Banking segment	787,068	752,063
Mortgage Banking segment	4,044	2,881
Consumer Finance segment	291,206	273,153
Restricted stock, at cost	3,257	3,247
Total assets	1,657,462	1,521,411
Deposits	1,291,250	1,181,661
Repurchase agreements	16,360	14,917
Borrowings	144,810	144,774
Total equity	165,279	151,958

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(unaudited)		(unaudited)	*
Interest income	$23,791	$23,462	$95,010	$92,548
Interest expense	3,832	2,984	14,556	11,027
Provision for loan losses:
Retail Banking segment	250	100	360	100
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	2,260	3,206	8,155	10,906
Noninterest income:
Gains on sales of loans	2,307	1,442	10,603	7,841
Other	6,170	4,002	21,409	17,917
Noninterest expenses:
Salaries and employee benefits	12,069	9,230	47,201	42,003
Other	8,422	8,528	32,818	31,729
Income tax expense	1,083	901	5,082	4,521
Net income	4,352	3,957	18,850	18,020
Net income attributable to C&F Financial Corporation	4,365	3,957	18,859	18,020
Earnings per share - basic and diluted	1.27	1.13	5.47	5.15

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,047	21,419	87,561	84,554
Interest income on securities-FTE	1,345	1,668	5,873	6,648
Total interest income-FTE	23,940	23,640	95,613	93,299
Net interest income-FTE	20,108	20,656	81,057	82,272

________________________

*Derived from audited consolidated financial statements.

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Year Ended
Segment Information	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(unaudited)		(unaudited)	*
Net Income (Loss):
Retail Banking	$2,161	$2,719	$9,915	$10,633
Mortgage Banking	814	199	3,773	1,903
Consumer Finance	1,733	1,269	6,868	6,692
Other	(356)	(230)	(1,706)	(1,208)

Mortgage loan originations - Mortgage Banking	271,701	160,324	944,143	699,028
Mortgage loans sold - Mortgage Banking	279,517	164,408	896,974	712,517

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Year Ended
Average Balances	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$140,737	$103,241	$110,638	$118,176
Investment securities - available for sale, at amortized cost	188,226	221,277	200,054	221,184
Loans held for sale, at fair value	90,796	41,492	64,921	40,610
Loans:
Retail Banking segment	792,755	743,198	779,207	734,661
Mortgage Banking segment	3,458	3,355	3,376	3,336
Consumer Finance segment	315,452	299,983	307,141	296,227
Restricted stock, at cost	3,257	3,247	3,255	3,305
Total earning assets	1,534,681	1,415,793	1,468,592	1,417,499
Total assets	1,634,784	1,507,056	1,565,428	1,508,904

Time, checking and savings deposits	966,011	891,026	931,422	904,203
Borrowings	161,407	160,919	160,327	165,290
Total interest-bearing liabilities	1,127,418	1,051,945	1,091,749	1,069,493
Noninterest-bearing demand deposits	307,945	276,436	283,505	266,415
Total equity	161,426	149,400	156,810	145,318

Asset Quality	12/31/2019	12/31/2018
	(unaudited)	*
Retail Banking
Loans, excluding purchased and affiliate loans	$770,423	$723,779
Purchased performing loans[1]	26,422	36,874
Purchased credit impaired loans[1]	705	1,835
Total loans	$797,550	$762,488

Total nonaccrual loans[2]	$1,512	$1,464
Other real estate owned (OREO)[3]	1,103	246
Total nonperforming assets	$2,615	$1,710

Accruing loans past due for 90 days or more	$109	$324

Troubled debt restructurings (TDRs)[2]	$4,353	$5,451

Allowance for loan losses (ALL)	$10,482	$10,425
Nonperforming assets to loans and OREO	0.33%	0.22%
ALL to total loans, excluding purchased credit impaired loans	1.32%	1.37%
ALL to total nonaccrual loans	693.25%	712.09%
Net charge-offs to average loans	0.04%	0.06%

Mortgage Banking
Nonaccrual loans	$372	$37
Total Loans	$4,642	$3,479
ALL	$598	$598
Nonperforming loans to total loans	8.01%	1.06%
ALL to loans	12.88%	17.19%

Consumer Finance
Nonaccrual loans	$611	$712
Repossessed automobiles available for sale	$410	$371
Accruing loans past due for 90 days or more	$-	$-
Total loans	$312,999	$296,153
ALL	$21,793	$23,000
Nonaccrual loans to total loans	0.20%	0.24%
ALL to total loans	6.96%	7.77%
Net charge-offs to average total loans	3.05%	4.14%

________________________

*Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.4 million at 12/31/19 and $1.9 million at 12/31/18. The remaining discount for purchased credit impaired loans was $5.6 million at 12/31/19 and $7.9 million at 12/31/18.

[2]	Total nonaccrual loans include nonaccrual TDRs of $254,000 at 12/31/19 and $166,000 at 12/31/18.
[3]	Includes $835,000 at 12/31/19 related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.

	As Of and For The		As Of and For The
	Quarter Ended		Year Ended
Other Data and Ratios	12/31/2019	12/31/2018	12/31/2019	12/31/2018
	(unaudited)		(unaudited)
Annualized return on average assets	1.06%	1.05%	1.20%	1.19%
Annualized return on average equity	10.78%	10.59%	12.02%	12.40%
Annualized net interest margin	5.20%	5.79%	5.52%	5.80%
Dividends declared per share	$0.38	$0.37	$1.49	$1.41
Weighted average shares outstanding - basic and diluted	3,425,685	3,497,252	3,450,745	3,501,221
Market value per share at period end	$55.33	$53.21	$55.33	$53.21
Book value per share at period end	$48.07	$43.45	$48.07	$43.45
Price to book value ratio at period end	1.15	1.22	1.15	1.22
Tangible book value per share at period end[1]	$43.61	$39.00	$43.61	$39.00
Price to tangible book value ratio at period end[1]	1.27	1.36	1.27	1.36
Annualized price to earnings ratio at period end	10.13	10.33	10.13	10.33

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2019	12/31/2018	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	14.8%	15.2%	8.0%
Tier 1 capital (to risk-weighted assets)	13.6%	14.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.7%	11.9%	4.5%
Tier 1 capital (to average assets)	11.1%	11.3%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	14.0%	15.1%	8.0%
Tier 1 capital (to risk-weighted assets)	12.8%	13.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.8%	13.8%	4.5%
Tier 1 capital (to average assets)	11.7%	11.2%	4.0%

________________________

* Derived from audited consolidated financial statements.

1The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies.  The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

2All ratios at December  31, 2019 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2018 are presented as filed.

3The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(dollars in thousands, except for per share data)

	For The		For The
	Quarter Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Adjusted Net Income and Earnings Per Share	(unaudited)	*	(unaudited)	*
Net income, as reported	$4,352	$3,957	$18,850	$18,020
Merger related costs	300	-	709	-
Related income taxes	(36)	-	(56)	-
Adjusted net income	$4,616	$3,957	$19,503	$18,020

Weighted average shares - basic and diluted	3,425,685	3,497,252	3,450,745	3,501,221

Earnings per share - basic and diluted
Earnings per share - basic and diluted, as reported	$1.27	$1.13	$5.47	$5.15
Adjusted earnings per share - basic and diluted	$1.35	$1.13	$5.66	$5.15

Adjusted Return on Average Equity (ROE)
Average shareholders' equity, as reported	$161,426	$149,400	$156,810	$145,318

Annualized ROE, as reported	10.78%	10.59%	12.02%	12.40%
Adjusted annualized ROE	11.44%	10.59%	12.44%	12.40%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$1,634,784	$1,507,056	$1,565,428	$1,508,904

Annualized ROA, as reported	1.06%	1.05%	1.20%	1.19%
Adjusted annualized ROA	1.13%	1.05%	1.25%	1.19%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$22,022	$21,413	$87,519	$84,529
FTE adjustment	25	6	42	25
FTE interest income on loans	$22,047	$21,419	$87,561	$84,554

Interest income on securities	$1,221	$1,496	$5,312	$5,922
FTE adjustment	124	172	561	726
FTE interest income on securities	$1,345	$1,668	$5,873	$6,648

Total interest income	$23,791	$23,462	$95,010	$92,548
FTE adjustment	149	178	603	751
FTE interest income	$23,940	$23,640	$95,613	$93,299

Net interest income	$19,959	$20,478	$80,454	$81,521
FTE adjustment	149	178	603	751
FTE net interest income	$20,108	$20,656	$81,057	$82,272

Tangible Book Value Per Share
Total equity	$165,279	$151,958	$165,279	$151,958
Less goodwill	14,425	14,425	14,425	14,425
Less other intangible assets	912	1,142	912	1,142
Tangible equity	$149,942	$136,391	$149,942	$136,391

Shares outstanding	3,438,126	3,497,122	3,438,126	3,497,122

Book value per share	$48.07	$43.45	$48.07	$43.45
Tangible book value per share	$43.61	$39.00	$43.61	$39.00

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[1]	Assuming a tax rate of 21%.